Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated March 11, 2005, with respect to the consolidated financial statements of Certegy Inc., Certegy Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Certegy Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004:

(1)	Registration Statement (Form S-8 No. 333-103266) pertaining to the Certegy Inc. Deferred Compensation Plan;

(2)	Registration Statement (Form S-8 No. 333-64462) pertaining to the Certegy Inc. 401(k) Plan;

(3)	Registration Statement (Form S-8 No. 333-63342) pertaining to the Certegy Inc. 2001 Stock Incentive Plan and 2001 Non-Employee Director Stock Option Plan.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 11, 2005